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                                  Exhibit 99.1

(Corrected)                                                OMB Number: 3235-0569
                                                       Expires: January 31, 2003

Statement Under Oath of Principal Executive Officer Regarding Facts and Circumstances Relating to Exchange Act Filings

I, Don L. Blankenship, Chief Executive Officer of Massey Energy Company, state and attest that:

(1) To the best of my knowledge, based upon a review of the covered reports of Massey Energy Company, and, except as corrected or supplemented in a subsequent covered report:

    o no covered report contained an untrue statement of a material fact as of the end of the period covered by such report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed); and

    o no covered report omitted to state a material fact necessary to make the statements in the covered report, in light of the circumstances under which they were made, not misleading as of the end of the period covered by such report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed).

(2) I have reviewed the contents of this statement with the Company's audit committee.

(3) In this statement under oath, each of the following, if filed on or before the date of this statement, is a "covered report":

    o Annual Report on Form 10-K of Massey Energy Company filed with the Commission on January 29, 2002;
    o all reports on Form 10-Q, all reports on Form 8-K and all definitive proxy materials of Massey Energy Company filed with the Commission subsequent to the filing of the Form 10-K identified above; and
    o   any amendments to any of the foregoing.


                                             Subscribed and sworn to
/s/ Don L. Blankenship                       before me this 14th day of
-----------------------                      August, 2002.
Don L. Blankenship                           /s/ Jimetta M. McCoy
August 14, 2002                              -----------------------
                                                Notary Public
                                             My Commission Expires:  5/17/06



                                             _______________________


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Paperwork Reduction Act Disclosure: The Office of Management and Budget has
approved this collection of information pursuant to 44 U.S.C. ss. 3507 and 5 C.F.R. ss. 1320.13. The OMB control number for this collection of information pursuant to this Order and Exhibit A is 3235-0569, and it expires on January 31, 2003. An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. The information will be used to provide greater assurance to the Commission and to investors that persons have not violated, or are not currently violating, the provisions of the federal securities laws governing corporate issuers' financial reporting and accounting practices, and to aid the Commission in assessing whether it is necessary or appropriate in the public interest or for the protection of investors for the Commission to adopt or amend rules and regulations governing corporate issuers' financial practices and/or for the Commission to recommend legislation to Congress concerning these matters. We estimate that providing the requested information will take, on average, approximately 25 hours. Any member of the public may direct to the Commission any comments concerning the accuracy of this burden estimate and any suggestions
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mandatory and will not be kept confidential.